Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Under the Securities Act of 1933
Registration No. 333-145360
FREE WRITING PROSPECTUS
DATED JANUARY 9, 2008

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, YOU CAN OBTAIN A COPY OF THE PROSPECTUS BY CALLING: 1-800-SEC-0330.

2,500,000 Units
Each unit consisting of one share of common stock,
one redeemable Class A warrant,
and one redeemable Class B warrant

Healthy Fast Food, Inc.

This free writing prospectus includes issuer information not contained in the Preliminary Prospectus, dated November 19, 2007 (the “Preliminary Prospectus”) relating to the offering of 2,500,000 units.

This free writing prospectus provides the information that will be distributed at the issuer’s presentations to prospective investors.

Healthy Fast Food Inc.

SAFE HARBOR STATEMENT

Healthy Fast Food Inc.

This Presentation contains forward-looking statements. These statements relate to future events and/or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or the industry in which it operates to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by the Company's use of terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The Company does not intend to update any of the forward-looking statements after the date of this Presentation to conform prior statements to actual results.

This presentation is being provided to prospective investors on a confidential basis. The disclosure of any of the data contained in this presentation is prohibited. This presentation may not be copied or reproduced, in whole or in part. By viewing this presentation, you will be deemed to have expressly agreed to maintain the information contained in this presentation in confidence.

Healthy Fast Food Inc.

WHO WE ARE

- A Company formed to open and operate EVOS® healthy fast food restaurants
- Area Developer with a rapid, multi-franchise unit plan
- Experienced management team
- Owner of exclusive, Western US rights to EVOS®

THE EVOS® CONCEPT

Healthy Fast Food Inc.

- Serving America's favorite meal: Burgers, Fries & Shakes, as well as salads and wraps
  - 50-70% Less fat & calories
  - Healthier ingredients, No Deep Fryers & alternative cooking techniques
- Modern and distinctive décor
- Menus and systems designed for consistent, high-growth franchising and drive-thru potential
- Based upon 5 successful EVOS® restaurants operated in Florida and Nevada


The contents of



burgers

ADD CHEESE 49¢ Natural, Mild Cheddar Cheese

SUBSTITUTE 79¢ Airfries for Soup, Salad or Fruit Bowl

VALUE SIZE IT 49¢

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

★ **EVOS American Champion 4.69 — 7.79 / 6.89**
Our signature soy burger, leaf lettuce, tomato, pickle, onion, ketchup, mustard
Also available with lower fat DeLite soy patty (vegan)

★ **EVOS Freerange Steakburger 4.69 — 7.79 / 6.89**
(Shown) Naturally raised hormone & antibiotic free beef steakburger, leaf lettuce, tomato, pickle, onion, ketchup

Veggie Garden Grill 4.49 — 7.59 / 6.69
Veggie burger, leaf lettuce, tomato, cucumber, reduced-fat herb spread

Herb Crusted Trout 4.69 — 7.79 / 6.89
Lightly breaded and baked spring trout, leaf lettuce, tomato, pickle, onion, reduced-fat fresh herb mayo

Spicy Chipotle Turkey 4.69 — 7.79 / 6.89
100% white meat lean turkey breast patty, leaf lettuce, tomato, onion, reduced-fat smoked spicy chipotle mayo

★ **Crispy Mesquite Chicken 4.69 — 7.79 / 6.89**
Reduced-fat hormone-free breaded airbaked chicken breast strips, leaf lettuce, tomato, mesquite honey mustard
Also available with low fat hormone-free non-breaded chicken breast



wraps

LOWER CARB In Bowl w/out Wrap Double Protein? 1.29

SUBSTITUTE 79¢ Airfries for Soup, Salad or Fruit Bowl

VALUE SIZE IT 49¢

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

Tomato Basil Chicken 5.89 — 8.99 / 7.99
Reduced-fat hormone-free breaded airbaked chicken breast strips, sun-dried tomato & basil sauce, long grain rice, organic spring greens, spinach herb wrap

★ **Crispy Thai Trout 5.89 — 8.99 / 7.99**
(Shown) Lightly breaded airbaked trout, spicy peanut & chili pepper dressing, long grain rice, organic spring greens, crispy rice noodles, spinach herb wrap

Spicy Thai Chicken 5.69 — 8.79 / 7.89
Low-fat hormone-free chicken breast, spicy peanut & chili pepper dressing, long grain rice, organic spring greens, crispy rice noodles, spinach herb wrap

Freerange Beef Taco 5.69 — 8.79 / 7.89
Naturally raised hormone & antibiotic-free chopped steak, reduced-fat southwest sour cream, leaf lettuce, tomato, onion, natural cheddar, multi-grain wrap

Southwest Soy Taco 5.69 — 8.79 / 7.89
Heart smart cholesterol-free chopped soy, reduced-fat southwest sour cream, leaf lettuce, tomato, onion, natural cheddar, multi-grain wrap

Crispy Buffalo Chicken 5.49 — 8.69 / 7.69
Reduced-fat hormone-free breaded and airbaked chicken breast strips, reduced-fat buffalo ranch dressing, leaf lettuce, tomato, multi-grain wrap



hand tossed salads

ADD A SHAKE: 1.99 | ADD SOUP: 1.99

All Salads Hand-Tossed With Dressing

Santa Ana Chicken Caesar 6.39
Organic field greens and green leaf lettuce, multi-grain croutons, low fat chicken breast, 5-star Caesar dressing
Available without low fat hormone-free chicken breast 4.99

★ **Mediterranean Summer 5.29**
(Shown) Organic field greens, green leaf lettuce, feta, sun-dried tomato, onion, kalamata olives, multi-grain croutons, extra virgin olive oil & balsamic vinegar
Available with low fat hormone-free chicken breast 6.59

Spicy Thai & Crispy Chicken 6.39
Organic field greens and green leaf lettuce, crispy rice noodles, reduced-fat hormone-free breaded and airbaked chicken breast strips, spicy peanut and chili pepper dressing
Available without airbaked chicken breast strips (vegan) 4.99

Bordeaux Bistro 5.29
Organic field greens and green leaf lettuce, gorgonzola cheese, walnuts, multi-grain croutons, fat-free raspberry vinaigrette
Available with low fat, hormone-free chicken breast 6.59



earth's best shakes

Real Fruitshakes (LARGE: / REG:)

Strawberry Banana 3.79 / 3.29
Fresh strawberries, banana and OJ (vegan)

★ **Mango Guava 3.79 / 3.29**
Fresh mango chunks and guava-passion fruit juice (vegan)

Multi Berry 3.79 / 3.29
Fresh strawberries, blueberries, raspberries, blackberries, banana and fruit juice (vegan)

Organic Milkshakes

Organic Vanilla 3.79 / 3.29
Certified organic milk and vanilla

★ **Organic Cappuccino 3.79 / 3.29**
Certified organic milk and coffee

Organic Chocolate 3.79 / 3.29
Certified organic milk and chocolate

MEGA PROTEIN 39¢ — 13 grams of whey and soy protein, inulin

GO ENERGY 39¢ — Ginseng, ginkgo, kola nut, and willow bark

FAT BURNER 39¢ — Chromium picolinate, inulin, and L-Carnetine

MULTI-VITAMIN 39¢ — 20 essential vitamins and minerals

FREE multi-vitamin & mineral supplement included in each shake!

healthy kids

for kids under 13

VALUE MEAL WITH: Airfries & Drink or Juice

		Value Meal
Kids Champion Burger plain	1.99	3.99
Kids Freerange Steakburger plain	1.99	3.99
Kids Airbaked™ Chicken Strips	1.99	3.99
Kids Good Corn Dog!	1.99	3.99
Kids Real Fruitshake	1.99	

trays etc.

Having a large business function or private party?
Try our: Gourmet Wrap Trays, Airbaked™ Chicken Strip Trays or go for our Five-Star Salad Bowls, or Individual Bagged Lunches. Ask us for details. We appreciate a 24 hour advance notice.

★ EVOS Original Favorites



guilt-free snacks

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

Airbaked™ Chicken Strips 3.99 — 6.79 / 5.99
Reduced-fat hormone-free breaded and airbaked chicken breast strips, 50% to 70% less fat than regular strips

Good Corn Dog! 2.59 — 6.09 / 4.59
Cholesterol-free, airbaked, soy corn dog, only 4 gr. of fat

EVOS Airfries™ lg 1.99 sm 1.69
(Shown) The original guilt-free fries, airbaked, not deep-fried, 50% to 70% less fat than regular fries (vegan) Try them with our famous Ketchup Karma™!

Veggie Chili w/ beans lg 3.79 sm 2.99
Low fat chili made with hearty vegetables and fresh vegetable stock (vegan)

Fresh Fruit Bowl seasonal 2.99
Fresh cut seasonal fruit in a bowl (vegan)

Side Green Salad 2.49
Organic spring greens, green leaf lettuce, cucumber, tomato, onion, fat-free vinaigrette (vegan)

beverages

BOTTLED WATER 1.19

PREMIUM BREWED TEAS 1.39 / 1.69

FOUNTAIN DRINKS 1.39 / 1.69 Free Refills

Healthy Fast Food Inc.

STRATEGIC BRAND




healthy
ēvōs


Finally! fast food you can feel good about!
50-70% LESS FAT AND CALORIES.
100% FULL OF FLAVOR.
702-269-1389
ēvōs

Confidential

NATIONAL MEDIA ATTENTION

Healthy Fast Food Inc.

USA TODAY

Nation's Restaurant News www.nrn.com

FOX NEWS channel

fitness mind, body & spirit

CBS NEWS

Southern Living The heart of Southern life

Chain Leader

QSR How America Eats

ORGANIC STYLE

RESTAURANT HOSPITALITY IDEAS FOR FULL-SERVICE RESTAURANTS

Las Vegas Review-Journal Poll The Best of Las Vegas 2007

St. Petersburg Times

THE FAST FOOD MARKET

Healthy Fast Food Inc.

- Fast Food is largest segment of restaurant industry
- Represents 35% or more than $175B in 2006
- Sales to increase at annual rate of 5.4% to 2010
- Nationwide movement to ban trans-fat since 2003
    - NYC Health Dept restaurant ban in 2006
    - CA bill under debate in 2007 for statewide ban
    - Traditional fast food restaurants under fire nationally

Source: The National Restaurant Association

Healthy Fast Food Inc.

CONSUMER TRENDS

- 65% of U.S. adults are either overweight or obese
- 18.8% of children ages 6-11 years and 17.4% adolescents ages 12–19 years are overweight
- 2/3 of US adults say they are healthy eaters
- 1/2 say they follow a health conscious diet

Source: Harris Interactive, NHANES

VALUE PROPOSITION

Healthy Fast Food Inc.

- Despite growth in healthier eating habits, the # 1 & 2 food choices in the US remain burgers and fries
- 25-30% of all meals ordered



Most Commonly Ordered Foods at Restaurants
Percentage of Orders Including Item
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Hamburger
Fries
Pizza
Breakfast Sandwich
Side Salad
Main Salad
Men
Women

Source: NDP Group

PLATFORM FOR GROWTH

Healthy Fast Food Inc.

- 12 Key States – Area Developer Agreement
- Management has prior high-growth experience in these select areas
- This exclusive territory represents more than 35% of US population or 108 million people



Healthy Fast Food Inc.

OUR PLAN

- Strategic development for rapid franchise expansion
- Leverage existing, multi-franchise, operator relationships
- Master planning and build-out of owned and operated stores
- Aggressive marketing for brand growth





STORE GROWTH

Healthy Fast Food Inc.

Year	Minimum # of New Restaurants*	Minimum Total # of Restaurants*
Year 1	5	5
Year 2	12	17
Year 3	24	41

Average Store-Start Up Costs	$450K
Average Estimated Annual Store Sales	$1 million

*These are the minimum # of restaurants required to maintain area exclusivity with EVOS USA

Healthy Fast Food Inc.

CURRENT STATUS

Corporate Owned Stores

- Healthy Fast Food Inc.
  - Currently 1 store operational, Henderson, NV
  - 3 Leases Pending, Henderson & Las Vegas, NV
  - Plans for multiple corporate stores in southern Nevada and southern California

Franchise Stores

- Central California Franchisee
  - Currently 2 Leases signed
- Multiple Franchise Approvals Pending & Inquiries

INDUSTRY MULTIPLES

Healthy Fast Food Inc.

Company	Symbol	Price	Market Cap	EBITDA	P/E
McDonald's Corp.	MCD	59.75	71.1 B	6.54 B	30.96
Starbucks Corp.	SBUX	26.68	19.9 B	1.38 B	32.92
Yum! Brands, Inc.	YUM	40.27	20.5 B	1.84 B	24.42
Whole Foods Market, Inc.	WFMI	49.54	6.8 B	475 M	37.06
Burger King Corp.	BKC	26.44	3.5 B	397 M	23.93
Wendy's International, Inc.	WEN	34.75	3.03 B	330.7 M	42.81
Jack in the Box, Inc.	JBX	31.37	1.97B	267.75 M	16.41
Chipotle Mexican Grill, Inc.	CMG	139.00	4.57 B	143.45 M	71.95
Sonic Corp.	SONC	24.78	1.5 B	218.21 M	27.12

As of October 31, 2007

Healthy Fast Food Inc.

USE OF PROCEEDS

Seeking to raise $15M through a Public Offering

Restaurant Development	$ 10,135,000
Other Operating Expenses (Store Level)	$ 900,000
Marketing	$ 500,000
Franchise Development	$ 250,000
Working Capital (Corp level)	$ 1,215,000
Total	**$ 13,000,000***

* Net of Offering Costs

Healthy Fast Food Inc.

MANAGEMENT

Brad Beckstead – Chief Financial Officer

- Managing Partner of Beckstead & Watts LLP, specializing in audits of SEC reporting companies
- President of United Accounting Systems; consulting firm for publicly traded companies
- Named one of the "100 Most Influential Accountants" in 2006 by Accounting Today

Terry Cartwright – VP of Store Development

- VP & Director of Operations for Southern California Blockbuster franchises
- Director of New Store Development for Major Video

Scott Olson – Director of Operations

- Over 20 years experience in Fast Food industry
- Little Caesars® & Blimpie® Director of Operations
- Manager of #1 Denny's® franchise by volume

MANAGEMENT (CONTINUED)

Healthy Fast Food Inc.

Greg Janson – Secretary, Director, VP Real Estate Development

- 13 years Wall St. experience in equity markets
- VP of PIN Financial, NASD member

Ulderico Conte – VP of Franchise Development

- 15 years in public/private business development
- VP of PIN Financial, NASD member

Kate Hemingway – Director, Marketing & Communications

- 15 years marketing/sales/business development experience in advertising and non profit sectors

Dana Cartwright – Director, Corporate Training

- Director of Corporate Training for Southern California Blockbuster franchises
- Director of Corporate Training for Major Video

Healthy Fast Food Inc.

BOARD OF DIRECTORS

Hank Cartwright – *Chairman of the Board, Healthy Fast Food, Inc.*

Gregory Janson – Secretary, *Director Healthy Fast Food, Inc.*

Sam D. Dewar – *President & CEO, Natural Harmony Foods. Past Positions: GM of Campbell Soup Company, Pepperidge Farm Biscuit Division; President of Snackmaster, Division of Mars, Inc.*

Rea M. Melanson – *President of Melanson & Lancaster CPA's; Past Position: Price Waterhouse & Co.*

Paul Schloss – *President & Founder, Brooklyn Food Group; Past Position: Director of Operations for Manhattan Bagel Company*

Healthy Fast Food Inc.

MANAGEMENT

Hank Cartwright – Chairman, President & CEO

- One of US's leading franchise entrepreneurs
- More than 40 years successful experience
- Developed the Western US for Pizza Hut®
    - Now the world's largest pizza restaurant chain
- Built and sold Major Video Corporation
    - Pioneering video superstores
    - Presence in 28 states and Canada
    - 185 stores open, 41 under construction when sold
    - **Blockbuster™ acquired Major Video for $110M**

MANAGEMENT

Healthy Fast Food Inc.

"Hank Cartwright, Chairman of Major Video, was a creative marketer and we learned a lot from Hank."

- Wayne Huizenga, Entrepreneur

Speech from 2000 Preview Las Vegas, 1/00

BLOCKBUSTER

Healthy Fast Food Inc.

SUMMARY

- Mainstream focus on healthy eating now impacting $175B/year fast food industry
- Management is experienced in multi-franchise, high-growth development
- Prior franchise relationships have already been readied for exclusive area-wide rollout.
- Systems in place for consistent superior product, store design and customer experience

Healthy Fast Food Inc.

OFFERING

$15 M Thru Public Offering

2,500,000 Units

Each unit consisting of one share of common stock,
one redeemable Class A warrant,
and one redeemable Class B warrant

NASDAQ Capital Market symbol HFFI

Initial Public Offering Price $6.00 per unit

Managing Underwriter: Paulson Investment Company, Inc.

Healthy Fast Food Inc.

HFFI & EVOS®



evos



evos



Finally! Fast food you can feel good about!
LESS FAT AND CALORIES.
100% FULL OF FLAVOR.
702-269-1389
evos